EXHIBIT 8.1

List of Subsidiaries

1. Giant Interactive Group Inc. (Cayman Islands)

2. Shanghai Giant Network Technology Co., Ltd. (“Giant Network”)

3. Eddia International Group Limited (“Eddia International”)

4. Shanghai Zhengtu Information Technology Co., Ltd. (“Zhengtu Information”)

5. Giant Interactive (HK) Limited (“Giant HK”)

6. Zhuhai Zhengtu Information Technology Co., Ltd. (“Zhuhai Zhengtu”)

7. Hangzhou Snow Wolf Software Co., Ltd. (“Snow Wolf Software”)

8. Shanghai Zhengduo Information Technology Co., Ltd. (“Zhengduo Information”)

9. Shanghai Jujia Network Technology Co., Ltd. (“Jujia Network”)

10.	Shanghai Juhuo Network Technology Co., Ltd. (“Juhuo Network”)

11.	Shanghai Juhe Network Technology Co., Ltd. (“Juhe Network”)

12.	Wuxi Giant Network Technology Co., Ltd. (“Wuxi Network”)

13.	Shanghai Juyan Network Technology Co., Ltd. (“Juyan Network”)

14.	Chengdu Jufan Network Technology Co., Ltd. (“Jufan Network”)

15.	Shanghai Zhengju Information Technology Co., Ltd. (“Zhengju Information”)

16.	Shanghai Juquan Network Technology Co., Ltd. (“Juquan Network”)

17.	Wuxi Tiema Network Technology Co., Ltd. (“Tiema Network”)

18.	Shanghai Juxin Network Technology Co., Ltd. (“Juxin Network”)

19.	Beijing Giant Glorious Mission Network Technology Co., Ltd. (“Beijing Giant”)

20.	Beijing Julun Network Information Technology Co., Ltd. (“Julun Network”)

21.	Shanghai Haoji Network Technology Co., Ltd. (“Haoji Network”)

22.	Wuxi Tiequan Network Technology Co., Ltd. (“Tiequan Network”)